Exhibit 10.2

License Agreement

between

Deutsche Telekom AG

Friedrich-Ebert-Allee 140, 53113 Bonn, Germany

– hereinafter referred to as “DT” –

and

T-Mobile US, Inc.

12920 SE 38th Street, Bellevue, WA 98006, USA

– hereinafter referred to as “the Licensee” –

– DT and the Licensee hereinafter collectively referred to

as “Parties” or individually as “Party” –

Preamble

(1)	DT is a provider – also via subsidiary companies – in the whole area of telecommunication, information technology, multimedia, consulting and entertainment as well as the services connected with these areas and related areas in Germany and worldwide.

DT is owner of various designations. These include trademarks, domain names and company names.

DT has developed a group branding strategy with a joint corporate identity, a joint corporate design, a standardized market appearance and a standardized trademark image. Several of the designations licensed under this Agreement represent the corporate identity of the DT group of companies.

(2)	The Licensee is a provider of wireless telecommunication, broadband and information services, including services and products connected to wireless telecommunication, broadband and information services and related areas in the Territory (as defined herein).

(3)

DT has a majority interest in the Licensee and it is intended that the Licensee shall offer wireless telecommunication, broadband and information, including services and products connected to wireless telecommunication, broadband and information and related areas by using DT’s trademarks, domain names and corporate identity in the future. However, it is agreed by the Parties that DT’s trademarks and, in particular, the “T-Mobile Brand” will not be the only brand used by the Licensee and its subsidiaries.

Now, therefore in consideration of the above promises and the terms and conditions contained herein the Parties, intending to be legally bound hereby, agree as follows:

§1	Definitions

For the purposes of this Agreement, whenever used with capitalized initial letter, the following terms shall have the meaning assigned to them below or in any provision of this Agreement, wherein words defined in the singular form shall also apply to the plural correspondingly and vice-versa. In any event the term “including” shall mean “including, but not limited to”:

1.1	“Agreement” shall mean this license agreement including all Annexes thereto and all future amendments and supplements on which the Parties may agree from time to time.

1.2	“Affiliate” shall mean a legal entity which is under the applicable laws, directly or indirectly, controlling, controlled by or under joint control relative to another company, whereby “control” shall mean any of (A) direct or indirect ownership of more than 50% of the ownership interest in any other entity, (B) the right to exercise more than 50% of the voting rights in any other entity, or (C) the contractual right to designate more than half of the members of such entity’s board of directors or similar executive bodies.

1.3	“BAC” shall have the meaning defined in § 5.11.

1.4	“Benchmark Analysis” shall have the meaning defined in § 7.4.

1.5	“Change of Control” shall have the meaning defined in § 14.3.

1.6	“Confidential Information” shall have the meaning defined in § 10.1.

1.7	“Date of the Agreement” shall have the meaning defined in § 14.1.

1.8	“Designations” shall mean jointly the Trademarks and the Domains.

1.9	“Domains” shall mean the Internet domain name registrations listed in Annex 2.

1.10	“DT Sell-Down” shall have the meaning defined in § 14.3.

1.11	“Licensed Products” shall mean all products (including their packaging) that are sold, leased, provided, used for or distributed (including through retailers, dealers, agents, data carriers and online) in connection with the Licensed Services, including (A) cellphones, smartphones, tablet PCs, personal digital assistants, portable media players and any other type of wireless devices and wireless telecommunication. broadband and information devices, (B) SIM cards for the aforementioned devices, (C) accessories for the aforementioned devices and (D) ancillary products for the aforementioned devices.

1.12	“Licensed Services” shall mean the marketing, selling and providing of wireless telecommunication, broadband and information services (including voice and data services) and all services ancillary thereto.

1.13	“License Fee” shall have the meaning defined in § 7.1.

1.14	“Negotiation Period” shall have the meaning defined in § 14.3.

1.15	“New License Fee” shall have the meaning defined in § 7.4.

1.16	“Revenue Report” shall have the meaning defined in § 7.2.

1.17	“Subsidiaries” shall have the meaning defined in § 3.2.

1.18	“Territory” shall mean the United States of America, Puerto Rico and the territories and protectorates of the United States to the extent the Trademarks in these territories and protectorates are subject to U.S. trademark law.

1.19	“Trademarks” shall mean the trademark registrations listed in Annex 1.

1.20	“Utilization Regulations” shall have the meaning defined in § 5.3.

1.21	“VAT” shall have the meaning defined in § 9.1.

§2	License Grant

2.1	DT grants to the Licensee the limited, non-revocable (except as provided herein), and royalty-bearing license to use the Trademarks for the Licensed Services and the Licensed Products in the Territory, including:

(A)	the offering and provision of the Licensed Services under the Trademarks and the advertising for, and marketing of, the Licensed Services under the Trademarks;

(B)	the application of the Trademarks to the Licensed Products (putting on the market either through retailers, dealers, agents, data carriers or online as download) and the advertising for, marketing of, and using the Licensed Products under the Trademarks;

(C)	the use of the Trademarks as the name of Licensee’s stores and in the Licensee’s business papers; and

(D)	the use of the Trademarks as part of Internet domains names for websites on which the Licensed Products and Licensed Services are promoted within the Territory;

in each case, subject to the conditions provided hereinafter.

2.2	DT grants to the Licensee the limited, non-exclusive, non-revocable (except as provided herein), and royalty-bearing license to use the Domains as Internet addresses for websites on which the Licensed Products and Licensed Services are promoted within the Territory and in the Licensee’s business papers. The Licensee may indicate the Domains in its promotion of the Licensed Products and Licensed Services within the Territory as it is common in its business, to the extent that such use is lawful under the laws and regulations in the Territory.

2.3	The licenses granted in § 2.1 shall be (A) exclusive (even as to DT) with respect to the Trademarks listed in Annex 1.1 and Domains, provided however, that DT and its Affiliates shall be permitted to grant licenses to use such Trademarks in the Territory in connection with (i) multinational sponsoring activities (e.g., sports teams apparel, but, for the avoidance of doubt, not on Licensed Products) and (ii) multinational co-operation partners provided these co-operation partners do not offer Licensed Services directly or indirectly under the Trademarks listed in Annex 1.1 in the Territory and (B) non-exclusive with respect to the Trademarks listed in Annex 1.2.

2.4	For the purposes of § 2.1 and § 2.2 any use of the Designations in connection with the Internet shall not be deemed use outside the Territory, provided:

(A)	said use does not actively target customers in countries outside the Territory (e.g., by content or choice of language, provided, however, that, for the avoidance of doubt, the Licensee may advertise in Spanish, or other languages, inside the Territory in order to target customers who speak Spanish, or such other language, inside the Territory for offerings of Licensed Products and Licensed Services delivered in the Territory); and

(B)	the Licensee implements technically reasonable precautions in order to ensure that customers located outside the Territory are not able to access the Licensed Products and Licensed Services (e.g., by checking the address of customers, if available, or prohibiting customers located outside the Territory from accessing the Licensed Services, provided, however, that, for the avoidance of doubt, customers located inside the Territory who are temporarily outside the Territory may use the Licensed Products and access the Licensed Services through roaming agreements with the Licensee or third party carriers).

2.5	In addition, DT permits the Licensee free of charge to use the trademark “T-Mobile” as a company name. DT shall not assert prohibition claims against this insofar as the trademark “T-Mobile” is used in accordance with the provisions of this Agreement.

2.6	Any use of the Designations by the Licensee or its sub-licensees shall inure to the benefit of DT and qualifies as use by DT for the purposes of acquiring and maintaining rights in these Designations. The Licensee is obliged to transfer to DT all rights acquired by using the Designations with effect as of the day such right came into existence. The Licensee hereby in advance transfers to DT all rights resulting from the use of the Designations, as far as legally possible. Any trademark rights resulting from such use shall become Designations as of the date they come into existence. Each Party shall notify the other about any rights arising out of the use of any Designations under this Agreement to the best of its knowledge.

2.7	The Parties may at any time agree on an amendment of the portfolio of licensed Designations. Such agreement has to be made in writing in order to be valid.

§3	Sublicenses

3.1	Except for the rights granted in the following § 3.2 and § 3.3 the Licensee is only entitled to assign the licenses granted herein, including individual Designations, to third parties or to grant sub-licenses and/or licenses after DT has given its prior written consent to such assignment or sub-license.

3.2	The Licensee shall be entitled to enter into sub-license agreements with companies in which the Licensee holds more than 50% of the shares and the voting rights (“Subsidiaries”). Any sub-licensing by the Licensee to a Subsidiary shall only be effective if (A) the Licensee imposes on the respective Subsidiary its obligations vis-à-vis DT under this Agreement, and (B) the sub-license agreement provides that the sub-license terminates automatically if this Agreement is terminated, and (C) the respective agreement with the Subsidiary directly authorises DT as third-party beneficiary to enforce all claims of the Licensee against the Subsidiary (provided however that DT first attempts to enforce such claim against the Licensee as described below), and (D) the Licensee shall cause compliance by the sub-licensee with the contractual obligations by contractual provisions and contract management, and (E) the Licensee provides a copy of any such sub-licensing agreements to DT immediately after execution for information. Before DT asserts the rights granted to it vis-à-vis the sub-licensee against the sub-licensee, DT will notify the Licensee and attempt to assert such rights against the Licensee, taking into consideration the Licensee’s interests and any further proceedings, for a period of 30 days. If DT and the Licensee are unable to resolve DT’s claim after such period of time, then DT may assert such rights against the sub-licensee. DT shall provide copies to the Licensee of all correspondence between DT and a sub-licensee simultaneously with DT’s correspondence with a sub-licensee.

3.3	The Licensee shall be entitled to enter into sub-license agreements with affiliated and non-affiliated companies which offer Licensed Services and Licensed Products on the basis of the Principles for Sub-license Agreements with distribution partners set out in Annex 3.

§4	Quality requirements and quality control

4.1	The Licensee shall use the Designations only to mark Licensed Services and Licensed Products conforming to the usual market standards for wireless telecommunication, broadband and information providers in the Territory and the Utilization Regulations (as described in § 5.3). The Utilization Regulations result from the guidelines and documentation as provided by the responsible departments and committees of DT or by the committees formed of representatives of different companies of DT Group and employed by DT for this purpose. If no Utilization Regulations are provided by DT, the Licensee is obliged to use as its quality standard similar products or services by national providers of wireless telecommunication, broadband and information services and products. If the Licensee is uncertain as to whether a specific product or service meets the above-mentioned Utilization Regulations, the Licensee shall obtain DT’s binding opinion on the matter. For products that the Licensee obtains from DT, it is assumed that the above-mentioned Utilization Regulations are met.

4.2

For quality control purposes, the Licensee shall inform DT at reasonable intervals upon DT’s request regarding the Licensee’s current portfolio of Licensed Products and Licensed Services, which are bearing or offered under the Designations, and shall provide samples of Licensed Products free of charge in a quantity necessary for verification, as well as a representative sample of the contents of the Licensed

Services. If DT does not object to the quality of the Licensed Products or Licensed Services concerned within 14 days of receipt of the representative samples of the Licensed Products or Licensed Services, the quality requirements specified in § 4.1 shall be deemed fulfilled in respect of these samples. The obligation to send samples shall not apply to products that the Licensee obtains from DT, or that were previously checked by DT. For the purposes of quality control, DT is entitled to enter all premises of the Licensee upon prior written notice, during normal business hours and in a manner that does not disrupt Licensee’s business operations, to check compliance with the quality requirements specified in § 4.1. DT shall cause the DT representatives to adhere to, whenever on the Licensee’s premises, all applicable Licensee rules, regulations and policies.

§5	Use of the Designations

5.1	The Licensee shall use the Designations only as registered. For any use of the Designations, the Licensee has to make a statement, as far as is reasonable, that they are registered trademarks or corresponding other designations of DT, if this is necessary in order to:

(A)	meet the legal requirements in force for the respective Designation (if the law prescribes such an indication), or

(B)

maintain legal protection of the trademark in accordance with the applicable law for the respective Designation, or to make this protection more efficient, wherein for such purposes the Licensee may use the Trademarks in connection with the symbol ® instead of such statement where this is sufficient under the law in the applicable Territory to maintain the legal protection of the respective Designations.

If the Licensee is using Designations as Internet domain names, it is sufficient to make the required statement on the associated website. DT can waive the Licensee’s obligation set forth in this § 5.1 in writing.

5.2	The Licensee shall not use the Designations in any manner that is inaccurate, distasteful, or that disparages DT or any Affiliate of DT. In particular, the Licensee shall not use the Designations in connection with any content which is pornographic, racist, glorifying violence or which contains political statements.

5.3

The Licensee shall comply with the guidelines on the use of the Designations published by DT and enclosed as Annex 4 (the “Utilization Regulations”). The version of the Utilization Regulations that is valid at the signing of the Agreement is set forth in Annex 4. Otherwise, the respective current Utilization Regulations are available electronically in the CI-Net of DT’s intranet and DT shall provide the Licensee access to such Utilization Regulations. DT is free to change the Utilization Regulations at any time and to any extent, including issuing new guidelines on the use, graphical representation and approval process for the Designations, upon notice to the Licensee. Changes to the Utilization Regulations shall become effective 90 days after transmission of a new version of the Utilization Regulations to the Licensee (provided DT indicates the changes made to the previous version of the Utilization Regulations by the new version of the Utilization Regulations) or, if the Parties agree on the new version of the Utilization Regulations, with immediate effect following agreement by the Parties. For materials that have already been produced (i.e., Licensed Products or advertising materials) the Licensee may continue to use such Licensed Products perpetually and such advertising materials for a transitional use-up period of 180 days after the new version of the Utilization Regulations become effective, provided that such materials comply with the Utilization Regulations applicable to the Designations at the time the materials were produced.

5.4	Where applicable, the Licensee is—insofar as TV advertising campaigns (which shall include any promotional motion pictures, including motion pictures on the Intenet) are concerned—obliged to adhere to the approval process as specified in the current version of DT’s tool “Campaign World” avaliable at https://campaignworld.t-mobile.de. In particular, the Licensee is obliged to upload the respective milestones of each and every TV campaign (currently Briefing, Concept, Creatives) as soon as possible. DT will provide the Licensee with its specific log-in data. If DT does not object to the TV advertising campaign concerned within 3 working days after receipt of the submission confirmation, the TV advertising campaign shall be deemed approved. DT is entitled to modify the provisions of the Campaign World at any time and to any extent. DT will notify the Licensee about any amendments on the websites of the Campaign World. Any amendments of the approval process as provided for in the Campaign World will not effect the implementation of already approved advertisement campaigns. If the Utilization Regulations are amended after an advertising campaign was approved, the provisions of § 5.3 apply accordingly. Any other advertising campaign has to be submitted as further specified in § 5.5.

5.5	Each and every advertisement measure and each advertising campaign other than TV advertising campaigns has to be submitted on the “Approval Tool” available on DT’s CI-Net and as described in Annex 5. Advertisement measures shall include any publications and presentations in print and online media, radio, MMS and SMS in connection with the Licensed Services and Licensed Products. The approval of the advertisement measures and advertising campaigns, other than TV advertising campaigns, submitted by the Licensee on the Approval Tool will be given by DT within 48 hours after the receipt of the submission conformation, wherein only working days shall be considered for this 48 hour period. If DT does not object to the advertisement measures or advertising campaign concerned within 48 hours after receipt of the submission confirmation, the advertisement measures and advertising campaign shall be deemed approved. DT is entitled to modify the provisions of the Approval Tool at any time and to any extent. DT will notifiy the License about any amendments on the websites of the Approval Tool. Any amendments of the approval process as provided for in the Approval Tool will not effect the implementation of already approved advertisement campaigns. If the Utilization Regulations are amended after an advertising campaign was approved, the provisions of § 5.3 apply accordingly.

5.6	The Licensee is permitted to develop, apply for, register, acquire and use designations other than the Designations that are subject to this Agreement (“Own Designations”), including trademarks, business designations and domain names. This also includes the acquisition of companies or affiliated companies that have their own trademarks, business designations and domain names. Own Designations must not be identical or confusingly similar to existing or registered designations of DT, unless DT agrees to such use or registration in advance in writing.

The Licensee is permitted to use its Own Designations in connection with any of the Designations that are subject to this Agreement upon prior written consent of DT. As of the Date of the Agreement, DT pre-approves the Licensee to use its Own Designations with the Designations as described in Annex 6. The Parties intend to promote the Licensed Products and Licensed Services by using the Own Designations and Designations together. The Parties shall meet and agree on guidelines for the combined use of the Designations with the Licensee’s Own Designations promptly after execution of this Agreement.

5.7	If the Licensee acquires or obtains rights to use trademarks or other designations of third parties, the Licensee is solely responsible for the use of such trademarks or designations.

5.8	In the event the Licensee uses or publishes an advertisement measure, advertising campaign or TV or motion picture advertising campaign despite the fact that DT refused to give its approval pursuant to § 5.4 or § 5.5, and the Licensee fails to cure such breach within 5 working days after notice thereof, DT’s sole and exclusive remedy shall be for the Licensee shall pay compensatory damages of (A) with respect to § 5.4 , USD 100,000 (in words: one hundred thousand) and (B) with respect to § 5.5, USD 50,000 (in words: fifty thousand), in each case, unless the Licensee can prove lesser damages or DT can prove higher damages.

5.9	The Licensee shall keep record and provide a documentation of its use of the Designations to a reasonable extent and within the framework of the Licensee’s business processes; and such documentation is to be provided to DT upon DT’s request to enable DT to prove the use of the Designations by the Licensee.

5.10	The Licensee shall be fully responsible and liable for compliance with its obligations under this Agreement with respect to use of the Designations and advertising campaigns, and the Licensee shall also be liable in this respect for all acts and omissions of its sub-licensees.

5.11	The Parties shall establish a brand advisory committee (“BAC”) comprising two representatives of each Party. The object of the BAC is to review the use of the Designations and the implementation of the trademark Utilization Regulations by the Licensee, the handling and implementation of the approval processes set forth in § 5.4 and § 5.5, the market communication of the Licensee, the communication between the Parties and possible options to improve such communication, the use of Licensee’s Own Designations with DT’s Trademarks, and the potential of the license to possible further trademarks of DT.

Each Party shall appoint its representatives by written declaration, fax or by e-mail to the other Party. Each Party may change its representatives at any time by written declaration, fax or by e-mail to the other Party.

The BAC shall meet at least once per calendar half year, preferably in January and July. Meetings of the BAC shall be held by videoconference. Each Party shall be entitled to convene a meeting of the BAC with two weeks’ notice. The Party convening the meeting shall also set up the videoconference and provide dial-in information.

§6	Exclusion and Limitation of Liability

6.1

DT represents and warrants that it has the right and authority to grant the license granted in § 2. With respect to the Trademarks listed in Annex 1.1 and Domains, DT represents and warrants that Licensee’s use of such Trademarks and Domains do not and will not infringe, violate or misappropriate any third party intellectual property rights under the condition that such use is in accordance with the terms of this Agreement and the Licensee permits DT to take over the Licensee’s defence of such claim as provided in § 13.1. With respect to the Trademarks listed in Annex 1.2, DT shall not be liable if the use of such Trademarks infringe, violate or misappropriate any third party intellectual property rights.

6.2	With respect to the Trademarks listed in Annex 1.1 and Domains, DT shall indemnify, defend and hold harmless and release the Licensee from any claims raised by third parties that are asserted due to the infringement, violation or misappropriation of any third party intellectual property rights by the Designations under the condition that Licensee’s use of such Designations is in accordance with the terms of this Agreement and the Licensee permits DT to take over the Licensee’s defence of such claim as provided in § 13.1.

6.3	With respect to the Trademarks listed in Annex 1.2, in the event DT elects to defend the Licensee against a third party claim under § 13, DT shall indemnify, defend and hold harmless and release the Licensee from any claims raised by third parties that are asserted due to the infringement, violation or misappropriation of any third party intellectual property rights by the Designations.

6.4	The Licensee shall indemnify, defend and hold harmless and release DT from any claims raised by third parties that are asserted due to advertising claims of the Licensee for the Licensed Services and Licensed Products offered under the Designations and/or due to anti-competitive use of the Designations.

6.5	In any event, the mutual liability of the Parties is limited to EUR 1 million per calendar year. This limitation does not apply to cases of intentional conduct or a Party’s indemnification obligations under § 6.2, § 6.3 and § 6.4.

§7	License Fees

7.1	In consideration for the licenses granted hereunder, Licensee shall pay to DT a license fee in an amount equal to 0.25% of the Licensee’s and its sub-licensee’s net revenues generated by the Licensed Products and Licensed Services sold or offered under the Designations (“License Fee”).

For purposes of this § 7, the term “net revenues” shall mean all revenues generated by Licensee and its sub-licenses in connection with the sale of Licensed Products and the provision of Licensed Services, including all inbound national and international roaming revenue generated by subscribers of other mobile telecommunication, broadband and information providers due to such subscribers use of the Licensed Services sold or offered under the Designations. For the avoidance of doubt, net revenues excludes any revenues generated by Licensee and its sub-licenses in connection with (A) the sale of Licensed Products or Licensed Services sold or offered solely under the Own Designations or (B) the sale of Licensed Products or Licensed Services under the Own Designations, wherein in the same advertising medium the Designation is used as the name of the company only (e.g., a non-prominent use of the company name “T-Mobile” in a legal disclaimer) and not otherwise used as a trademark (e.g., by using the “T-Mobile” logo or “powered by T-Mobile” or “brought to you by T-Mobile”). Examples of such usage are set forth in Annex 7.

7.2	Within 4 weeks after the end of each quarter calendar year, the Licensee shall provide DT with a report showing all data necessary for the computation of the License Fee, wherein the Licensee shall provide detailed reports of its own revenues, the revenues of distributions partners and revenues of its sub-licensees with respect to the Licensed Services and Licensed Products (“Revenue Report”). Moreover, the Revenue Report shall specify the revenues with each individual Licensed Product and Licensed Service sold or offered under the Designations. The License Fee resulting from the Revenue Reports shall be invoiced to the Licensee.

7.3	The License Fee for each calendar quarter shall be due 6 weeks after the end of the respective calendar quarter and after the Licensee’s receipt of a DT issued proper invoice complying with the applicable tax laws.

7.4	After five years the Parties shall meet and attempt to agree on an adjustment of the License Fee (“New License Fee”) to the then current commercial royalty rates applicable to similar licenses for the combined use of trademarks, corporate brands and domain names in the field of wireless telecommunication, broadband and information products and services in the Territory. For these purposes, DT shall provide until December 31, 2017 a benchmark analysis performed by an accounting firm or a market research institution and providing an analysis of the then current, average commercial royalty rates charged in the field of wireless telecommunication, broadband and information products and services in the Territory (“Benchmark Analysis”). On the basis of the Benchmark Analysis submitted by DT, the Parties shall determine the then current, average commercial royalty rates charged in the field of wireless telecommunication, broadband and information products and services in the Territory. If the Parties agreed to a New License Fee, the New License Fee determined by the Parties shall be applicable as of January 1, 2019.

If the Parties fail to agree to the New License Fee by March 31, 2018, the Parties shall jointly appoint an accounting firm that is specialized in analyzing royalty rates in the field of trademark licenses. No later than July 31, 2018, the appointed accounting firm shall make a determination of the then current average commercial royalty rates applicable to similar licenses for the combined use of trademarks, corporate brands and domain names in the field of wireless telecommunication, broadband and information products and services in the Territory. The accounting firm’s determination shall be based on an independent benchmark analysis performed by the accounting firm. The New License Fee determined by the accounting firm shall be applicable as of January 1, 2019. Each of the Parties shall bear half of the costs of the accounting firm.

If the Parties fail to agree on an accounting firm as provided in the preceding sub-paragraph, the dispute between the Parties about the New License Fee applicable as of January 1, 2019 shall be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules in force on the date of the commencement of the arbitration. The arbitral tribunal shall consist of one arbitrator, who must have experience in the field of trademark and licensing law, and who must be fluent in the language of the proceedings. The place of arbitration shall be New York, New York, United States. The language to be used in the arbitral proceedings shall be English.

7.5	Every further five years the Parties shall again review the License Fee and adjust the License Fee according to the procedure set forth in § 7.4, i.e. the Parties shall again determine a New License Fee that is applicable for the periods as of 1 January 2024, 2029 etc. For this procedure, the periods set forth in § 7.4 shall apply mutatis mutandis, wherein the years stated in § 7.4 shall be adjusted accordingly.

§8	Right to Audit

DT shall have the right to have the Licensee’s books examined in reasonable intervals upon prior written notice (and no more than once every 12 months), and a last time one year after the termination of this Agreement, for conformance with the Revenue Reports by an independent financial auditor who is obligated to maintain secrecy even with respect to DT. The auditor shall be permitted to inform DT if there are discrepancies between the Revenue Reports and the findings of the auditor, in which case the auditor is permitted to disclose to DT all information required for complete and correct Revenue Reports for the period under review. The cost of such book inspection shall be borne by DT, unless the examination shows that the Licensee’s Revenue Reports under review contained discrepancies to the disadvantage of DT of more than 10 percent of the License Fee owed for the period under review, in which case the costs of the audit shall be borne by the Licensee.

§9	Taxes

9.1	The agreed prices and the License Fee are net prices exclusive of sales tax/VAT (“VAT”). Any amounts of VAT that accrue are to be borne by the Licensee.

9.2	Since the Licensee has its principal place of business outside of Germany, the following provisions shall apply:

(A)	All taxes, fees, and other charges incurred by the Licensee in connection with concluding and performing this Agreement are at the expense of the Licensee.

(B)	The prices agreed are net prices. Incurred VAT or use and sales taxes shall be borne by the Licensee.

(C)	The Licensee shall not be entitled to withhold taxes for DT’s account from the contractually agreed payments to DT, in particular withholding taxes that may apply under the laws of the country where the Licensee’s registered office is located. Any taxes withheld at source shall be paid by the Licensee. Taxes for DT’s account may be withheld only if and to the extent that DT may offset the Licensee’s accrued and withheld income and corporate tax liabilities according to the law of the country of residence of DT against its income or corporate tax liabilities or cause it to be deducted when DT’s taxable income is determined. Upon request of the Licensee, DT shall notify the Licensee at the beginning of each calendar year if such an offset or such a deduction is possible. A tax deduction shall also not be to the Licensee’s detriment, if the tax deduction is due only because of DT’s culpable (intentional or negligent) failure to file or delay in filing any application for exemption from or reduction of the withholding tax provided for by the law of the respective country of residence of the Licensee.

9.3	The Licensee shall support DT in fulfilling tax obligations and formalities.

9.4	In the case of sub-licensing to a Subsidiary or any other third party located outside of Germany, the Licensee shall include the provisions contained in § 9.2 and § 9.3 in the sub license agreement in such way that the sub-licensee has the same obligations that apply to the Licensee under § 9.2 and § 9.3.

§10	Confidentiality

10.1	The Parties agree that (A) all information disclosed by the disclosing party to the receiving party, whether in oral form, visual form or in writing, including all specifications, formulas, prototypes, computer programs and any and all records, data, ideas, methods, techniques, processes and projections, plans, marketing and advertising campaign information, materials, financial statements, memoranda, analyses, notes, legal documents and other data and information (in whatever form), as well as improvements, patents (whether pending or duly registered) and any know-how related thereto, (B) information learned by the receiving party from the disclosing party through the inspection of the disclosing party’s property, that relates to disclosing party’s products, designs, business plans, business opportunities, finances, research, development, know-how, personnel, or third-party confidential information, (C) information regarding the other Party’s business operations and (D) the terms and conditions of this Agreement, in each case, will be considered and referred to collectively in this Agreement as “Confidential Information”.

Notwithstanding the foregoing, a Party’s obligation to keep Confidential Information confidential under § 10.2, shall not apply to information that:

(i)	was known to the recipient before disclosure by the other party,

(ii)	is or becomes publicly known without breach of the confidentiality obligations set forth in this Agreement, or

(iii)	is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the recipient shall make reasonable efforts to provide prompt notice of such court order or requirement to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

10.2	Each Party shall keep confidential the Confidential Information of the other Party during the term of this Agreement (including the conditions of this Agreement) in a manner at least consistent with the procedures that it uses to protect its own confidential information but in no event less than a reasonable degree of care. Each Party may make the Confidential Information of the other Party available only to employees for whom that knowledge is absolutely necessary for fulfilment of their duties in the context of implementing this Agreement, and undertakes to impose on those employees a written secrecy obligation extending even beyond the duration of their work for the respective Party.

10.3	The Licensee may reveal Confidential Information in order to maintain or to accomplish the rights granted herein, including any national trademark register requirements.

10.4	The Licensee is entitled to publish Confidential Information that is required for compliance with or efficient implementation of the rights granted, including any national trademark register requirements. The Licensee must notify DT of these requirements promptly and must collaborate with DT in order to limit the Confidential Information to be published as far as possible.

10.5	All Confidential Information, and any derivatives thereof is and shall remain the property of the Party disclosing such Confidential Information and no license or other rights to Confidential Information is granted or implied hereby to have been granted to the receiving Party, now or in the future.

10.6	The disclosing Party may decide to discontinue the disclosure of Confidential Information under this Agreement, at will, with or without cause, by giving written notice to the receiving Party, with immediate effect. Upon such termination or upon request of the disclosing Party, or upon the receiving Party’s determination that it no longer has a need for such Confidential Information, or upon the termination of this Agreement, the receiving Party shall (A) return to the disclosing Party any information disclosed in any tangible form, and all copies thereof (on whatever physical, electronic or other media such information may be stored) containing any of the Confidential Information (and if such Confidential Information is stored in electronic form, it is to be immediately deleted); and (B) provide a certification, in writing, executed by an appropriate officer of the receiving Party, that it has retained no copies of the Confidential Information on any media and that it has retained no notes or other embodiments of the information contained in the Confidential Information. The obligations set forth herein regarding confidentiality and use of Confidential Information shall survive any expiration or termination of this Agreement.

§11	Maintaining and Defending the Designations

11.1	DT shall maintain the registration of the Designations at its own expense throughout the term of this Agreement and defend the Designations against any attacks by third parties, subject to the following § 11.2. DT has, however, no obligation to use the Designations.

11.2	DT is entitled not to maintain (entirely or partially) the protection of individual Designations or to cancel a Designation’s registration, in particular if the maintenance of such registration of a Designation is legally impossible or contrary to significant economic interests of DT. If DT decides not to maintain (entirely or partially) the protection of individual Designations or to cancel a Designation’s registration, DT shall provide the Licensee with notice of such decision prior to any such registration lapsing and afford the Licensee the opportunity to maintain such registration in the Licensee’s name at Licensee’s expense, assigning to Licensee for no additional consideration any such Designations prior to their registration lapsing, if requested by Licensee; provided, however DT shall not be obligated to assign a Designation to Licensee if the Designation that DT intends not to maintain or to cancel contains elements of another designation owned by DT.

§12	Infringement of the Designations by Third Parties

12.1	If either Party discovers or otherwise learns that a third party is using a company name, designation, brand or trademark in the Territory in a manner likely to cause confusion with a Designation or that may infringe DT’s or the Licensee’s rights in such Designation (in each case, as reasonable determined by DT or the Licensee, as applicable), and/or registers it as a trademark, it shall promptly notify the other Party in writing.

12.2	DT alone shall be entitled to take action against the use and/or registration of a trademark, company name, brand or designation that could be confused with a Designation. DT shall also have full discretion whether to settle all claims that it may have against third parties for alleged infringement of the rights in the Designations (provided, however that DT shall not consent to the entry of any judgement or enter into any settlement of any such claim in the event such judgement or settlement imposes any liability, restriction or obligation on the Licensee without the Licensee’s prior written consent).

12.3	The Licensee shall authorize DT to assert any and all claims of the Licensee against third parties, including claims for an injunction and damages, on grounds that the respective third party violates the rights of the Licensee to use the Designations. DT shall regularly consult with the Licensee with respect to such action. If DT asserts claims of the Licensee in its own name in court, it will inform the Licensee of this in regular intervals and the proceeds from the enforcement of the Licensee’s claims less DT’s costs incurred with respect to such enforcement, shall be for the Licensee’s account. The Licensee shall have the right to be represented in connection with such action by its own legal counsel, at its own expense; provided, however, that such legal counsel shall act only in an advisory capacity.

§13	Third-party attacks on use of the Designations

13.1	If action is taken against the Licensee by a third party to cease and desist and/or for compensatory damages due to the marking of Licensed Services and/or Licensed Products using Designations, or any other use of Designations in conformance with this Agreement, the Licensee shall promptly notify DT by e-mail or in writing. With respect to the Trademarks listed in Annex 1.1 and Domains, DT shall defend the Licensee in accordance with § 6.2. With respect to the Trademarks listed in Annex 1.2, DT may at DT’s option defend the Licensee in accordance with § 6.3. In those instances where DT defends the Licensee, (A) the Licensee hereby grants DT a power of attorney to defend the Licensee against any such claims in court and out of court (provided, however that DT shall not consent to the entry of any judgement or enter into any settlement of any such claim in the event such judgement or settlement imposes any liability, restriction or obligation on the Licensee without the Licensee’s prior written consent), and the Licensee agrees to execute all documents to permit and enable DT to conduct such defence, (B) the Licensee is obliged to support DT to the best of its abilities in the described defence of the claims asserted against the Licensee and (C) the Licensee shall have the right to be represented in connection with such claim by its own legal counsel, at the Licensee’s expense; provided, however, that such legal counsel shall act only in an advisory capacity.

13.2

The Licensee remains obligated to pay the agreed License Fee in the event of an attack by a third party against the use of the Designations. If DT does not defend Licensee against such action then the Licensee may defend itself against such action (A) at DT’s cost and expense with respect to the Trademark listed in Annex 1.1 and Domains and (B) at the Licensee’s cost and expense with respect to the Trademarks listed in Annex 1.2. If the Licensee defends itself against such action then: (i) DT agrees to execute all documents to permit and enable the Licensee to conduct such defence, (ii) DT is obliged to support the Licensee to the best of its abilities in the described defence of the claims asserted against the Licensee and (iii) DT shall have the right to be represented in connection with such claim by its own legal counsel, at the DT’s expense; provided, however, that such legal counsel shall act only in an advisory capacity.

13.3	DT shall inform the Licensee of attacks by third parties regarding the Designations in the Territory and will regularly provide information on the further progress of corresponding proceedings.

§14	Duration and termination of the Agreement

14.1	This Agreement shall enter into force on April 30, 2013 (as of 11.59 pm) (“Date of the Agreement”). This Agreement is in effect until December, 31 2018. The term of this Agreement shall be extended until December 31, 2023, unless the Licensee gives notice of termination until December 31, 2017. After December 31, 2023 this Agreement shall be extended by periods of five years each, unless it is terminated by the Licensee with a notice period of at least 12 months prior to its respective expiry date. Notwithstanding the foregoing, the Licensee may terminate this Agreement for convenience at any time upon written notice and such termination shall be effective on the first anniversary after the Licensee’s notice of its exercise of such right.

14.2	Each Party shall be entitled to terminate this Agreement for cause if the other Party commits a material breach of any provision of this Agreement, including the Utilization Regulations in Annex 4, and fails to cure such breach within 30 days after notice thereof is given to the breaching Party by the non-breaching Party. DT shall have the right to terminate this Agreement for cause if the Licensee has ceased to genuinely use the Trademarks listed in Annex 1.1 for a period of six consecutive months and in DT’s reasonable discretion the Licensee’s usage is insufficient to maintain the Trademark registration, provided that DT provides prior notice of such insufficient Trademark usage and Licensee fails to cure such insufficient usage within a period of 6 months after such notice.

In the event a Party terminates this Agreement for cause, this shall not affect the terminating Party’s entitlement to compensation or damages, including claims for breach of contract.

14.3

In the event of (A) any transaction or event, immediately prior to which DT and its subsidiaries has more than 50% of the voting power of the outstanding shares of capital stock of the Licensee, and immediately after which DT and its subsidiaries has 50% or less of the voting power of the outstanding shares of capital stock of the Licensee (a “DT Sell-Down”), or (B) any transaction or event as a result of which or following which any third party or group owns or controls, directly or indirectly, beneficially or of record, 50% or more of the voting power of the outstanding shares of voting stock or of capital stock of the Licensee, or otherwise has the power to direct or cause the direction of the management and policies of the Licensee, whether through the ownership of voting securities, by contract, or otherwise (a “Change of Control”), whichever Party has notice of the transaction shall notify the other Party accordingly. As of the date on which such notice is given, the Parties shall in good faith negotiate for a period of up to 6 months (“Negotiation Period”) on the terms of a new license agreement taking into account the new shareholder structure of the Licensee and DT’s need to sufficiently control an appropriate use of the Designations. If the Parties fail to reach an agreement on the terms and conditions of a new license agreement within the Negotiation Period, either Party shall have the right to terminate this Agreement, such right to be exercised within three months after the end of the Negotiation Period. Such termination by a Party shall become effective (i) in the case of a DT Sell-Down in the absence of a Change of Control, on the third anniversary of a Party’s notice of its exercise of such right and (ii) in the case of a Change of Control (whether or not a DT Sell-Down shall also have occurred), on the second anniversary of DT’s notice of its exercise of such right.

14.4	DT is permitted to assign its rights and obligations under this Agreement in full to an Affiliate upon notice to the Licensee.

14.5	After termination or expiration of this Agreement, the Licensee shall no longer be entitled to use the Designations, provided however that (A) with respect to Licensed Products manufactured prior to such termination or expiration, the Licensee shall be entitled to deliver such manufactured Licensed Products and render the Licensed Services with respect to such Licensed Products for a period of one year after termination or expiration and (B) with respect to advertising incorporating the Designations, the Licensee shall be entitled to continue using such advertising materials bearing the Designations for up to six months after the termination or expiration of this Agreement.

14.6	Upon termination or expiration of this Agreement, all documents and records provided to the Licensee by DT, including any and all copies and reproductions of the Designations, must be returned to DT.

14.7	Upon termination or expiration of this Agreement, the Licensee shall assign to DT free of charge all trademarks, Internet domains and any rights in such designations owned by the Licensee, in each case, if they contain any of the Designations, parts of the Designations or are confusingly similar to a Designation. DT may request such assignment within one month after the Licensee has informed DT about such rights and registrations. In the event of an assignment of rights, DT shall bear the reasonable, external costs of such assignment. The Licensee undertakes to procure that its Affiliates and sub-licensees also assign any such rights to DT, as necessary.

§15	Jurisdiction and Venue, Choice of Law

15.1	This Agreement shall be governed and construed in accordance with the laws of Germany, excluding conflict of laws rules.

15.2	In case of any disputes arising in connection with this Agreement such dispute shall be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules in force on the date of the commencement of the arbitration. The arbitral tribunal shall consist of three arbitrators (except for the proceedings mentioned in § 7.4, which shall consist of one arbitrator), who must have experience in the field of trademark and licensing law, and who must be fluent in the language of the proceedings. The place of arbitration shall be London, UK. The language to be used in the arbitral proceedings shall be English.

§16	Miscellaneous

16.1	Any changes and amendments to this Agreement, including any waiver of this clause, must be made in writing and signed by both parties in order to be valid.

16.2	This Agreement represents the entire understanding with respect to the subject matter of this Agreement and it supersedes all prior and contemporaneous agreements between the Parties concerning the subject matter of this Agreement.

16.3	This Agreement is binding and authorizes the Parties and their legal successors. The Parties undertake to impose their obligations under this Agreement also on their legal successors.

16.4	Should one of the provisions of this Agreement be or become invalid, the validity of the remaining provisions shall not be affected thereby. The Parties shall be required to replace the invalid provision by a valid one best achieving the economically desired result. The same applies in the event of a gap.

16.5	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one single agreement between the Parties.

Bonn, April 30, 2013 (Place, Date)	/s/ Timotheus Höttges Deutsche Telekom AG
Signed by: Timotheus Höttges
Position: Chief Financial Officer

Bonn, April 30, 2013 (Place, Date)	/s/ Thomas Kremer Deutsche Telekom AG
Signed by: Thomas Kremer
Position: Board member for Data Privacy, Legal Affairs and Compliance

April 30, 2013 (Place, Date)	/s/ J. Braxton Carter Licensee
Signed by: J. Braxton Carter
Position: Chief Financial Officer

Annex 1.1 – T-Mobile Trademarks

United States Trademarks

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status

	09,14,16,18,25, 28,36,37,38,41, 42	75/248,964	27/02/1997	2284387	12/10/1999	Registered

	09,16,36,37,38, 41,42	75/095,186	23/04/1996	2941016	19/04/2005	Registered

	28	78/500,635	15/10/2004	3035165	27/12/2005	Registered

	35	78/500,682	15/10/2004	3035166	27/12/2005	Registered

	25	78/500,615	15/10/2004	3037885	03/01/2006	Registered

	14	78/500,576	15/10/2004	3040847	10/01/2006	Registered

	18	78/500,585	15/10/2004	3040848	10/01/2006	Registered

	42	78/500,717	15/10/2004	3076000	04/04/2006	Registered

	16	77/311,136	23/10/2007	3487670	19/08/2008	Registered

	35	77/311,137	23/10/2007	3487671	19/08/2008	Registered

	36	77/311,139	23/10/2007	3487672	19/08/2008	Registered

	37	77/311,140	23/10/2007	3487673	19/08/2008	Registered

	42	77/311,144	23/10/2007	3487674	19/08/2008	Registered

	45	77/311,447	24/10/2007	3487682	19/08/2008	Registered

	09	77/311,132	23/10/2007	3491692	26/08/2008	Registered

	38	77/311,219	23/10/2007	3491696	26/08/2008	Registered

	41	77/311,232	23/10/2007	3491697	26/08/2008	Registered

	38	77/369,381	11/01/2008	3582357	03/03/2009	Registered

	36	77/369,417	11/01/2008	3605016	14/04/2009	Registered

	42	77/369,351	11/01/2008	3608189	21/04/2009	Registered

	35	77/369,446	11/01/2008	3608190	21/04/2009	Registered

	09	77/369,466	11/01/2008	3608191	21/04/2009	Registered

	16	77/369,463	11/01/2008	3633767	09/06/2009	Registered

	14	77/451,712	18/04/2008	3662565	04/08/2009	Registered

	18	77/451,740	18/04/2008	3662566	04/08/2009	Registered

	25	77/451,760	18/04/2008	3662567	04/08/2009	Registered

	28	77/451,780	18/04/2008	3662568	04/08/2009	Registered

	32	77/451,817	18/04/2008	3662569	04/08/2009	Registered

	35	77/451,828	18/04/2008	3662570	04/08/2009	Registered

	36	77/451,861	18/04/2008	3662571	04/08/2009	Registered

	42	77/451,884	18/04/2008	3662572	04/08/2009	Registered
T-Mobile	09,14,16,18,25,28,36,37,38,41,42	75/248,963	27/02/1997	2282432	05/10/1999	Registered
T-Mobile	09,16,36,37,38,41,42	75/093,051	23/04/1996	2911878	21/12/2004	Registered
T-Mobile	14	78/693,433	16/08/2005	3120673	25/07/2006	Registered
T-Mobile	18	78/693,437	16/08/2005	3120674	25/07/2006	Registered
T-Mobile	25	78/693,439	16/08/2005	3120675	25/07/2006	Registered
T-Mobile	28	78/693,444	16/08/2005	3120676	25/07/2006	Registered
T-Mobile	36	78/693,454	16/08/2005	3196091	09/01/2007	Registered
T-Mobile	35	78/693,450	16/08/2005	3219514	20/03/2007	Registered
T-Mobile	42	78/693,461	16/08/2005	3219515	20/03/2007	Registered

Puerto Rico Trademarks

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status

	41	57359	27/04/2007	72928	27/04/2007	Certificate received

	16	57386	27/04/2007	72935	27/04/2007	Certificate received

	42	57410	27/04/2007	72937	27/04/2007	Certificate received

	09	58038	27/04/2007	73673	27/04/2007	Registered

	38	58039	27/04/2007	73674	27/04/2007	Registered
T-Mobile	09	57458	27/04/2007	72946	27/04/2007	Registered
T-Mobile	16	57460	27/04/2007	72948	27/04/2007	Registered
T-Mobile	38	57469	27/04/2007	72953	27/04/2007	Certificate received
T-Mobile	42	57491	27/04/2007	72955	27/04/2007	Certificate received

Annex 1.2 – Other Trademarks

United States Trademarks

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status
T-Mobile Jingle (sound mark)	09,37,38	75/889,012	06/01/2000	2459405	12/06/2001	Registered

	09,36,37,38,41	74/720,652	24/08/1995	2472584	31/07/2001	Registered

	14	78/693,787	16/08/2005	3148182	26/09/2006	Registered

	18	78/693,792	16/08/2005	3148183	26/09/2006	Registered

	25	78/693,793	16/08/2005	3148184	26/09/2006	Registered

	28	78/693,797	16/08/2005	3157352	17/10/2006	Registered /Post section 08/15 office action filed

	35	78/693,802	16/08/2005	3221551	27/03/2007	Registered

	36	78/693,808	16/08/2005	3264353	17/07/2007	Registered

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status

	42	78/693,813	16/08/2005	3538688	25/11/2008	Registered

	09,16,25,36,38,42	74/720,656	24/08/1995	2508277	20/11/2001	Registered

	14	78/693,653	16/08/2005	3141606	12/09/2006	Registered

	18	78/693,665	16/08/2005	3141607	12/09/2006	Registered

	25	78/693,672	16/08/2005	3141608	12/09/2006	Registered

	35	78/693,688	16/08/2005	3153493	10/10/2006	Registered

	36	78/693,694	16/08/2005	3153495	10/10/2006	Registered

	28	78/693,677	16/08/2005	3207637	13/02/2007	Registered

	42	78/693,698	16/08/2005	3216527	06/03/2007	Registered

	09	77/307,271	18/10/2007	3452974	24/06/2008	Registered

	36	77/307,272	18/10/2007	3452975	24/06/2008	Registered

	16	77/307,273	18/10/2007	3452976	24/06/2008	Registered

	35	77/307,274	18/10/2007	3452977	24/06/2008	Registered

	37	77/307,275	18/10/2007	3452978	24/06/2008	Registered

	38	77/307,277	18/10/2007	3452979	24/06/2008	Registered

	38	77/307,277	18/10/2007	3452979	24/06/2008	Registered

	41	77/307,279	18/10/2007	3452980	24/06/2008	Registered

	42	77/307,280	18/10/2007	3452981	24/06/2008	Registered

	45	77/307,281	18/10/2007	3452982	24/06/2008	Registered

	35	77/415,184	06/03/2008	3594035	24/03/2009	Registered

	42	77/415,214	06/03/2008	3601280	07/04/2009	Registered

	32	77/415,120	06/03/2008	3618302	12/05/2009	Registered

	14	77/415,272	06/03/2008	3618303	12/05/2009	Registered

	18	77/415,291	06/03/2008	3618304	12/05/2009	Registered

	25	77/415,320	06/03/2008	3618305	12/05/2009	Registered

	28	77/415,335	06/03/2008	3618306	12/05/2009	Registered

	35	77/364,660	04/01/2008	3498385	09/09/2008	Registered

	42	77/364,641	04/01/2008	3578790	24/02/2009	Registered

	38	77/364,649	04/01/2008	3578791	24/02/2009	Registered

	36	77/364,652	04/01/2008	3578792	24/02/2009	Registered

	16	77/364,665	04/01/2008	3578793	24/02/2009	Registered

	09	77/364,668	04/01/2008	3637434	16/06/2009	Registered

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status

	09,16,35,36,38,41,42	76/252,927	07/05/2001			Oppn: Opposition pending at the Trademark Trial and Appeal Board

	09,16,35,36,38,39,41,42	76/262,559	24/05/2001	3608020	21/04/2009	Registered

	09,16,35,36,38,39,41,42	76/222,033	08/03/2001	3629122	02/06/2009	Registered

	38	75/613,042	29/12/1998	2367890	18/07/2000	Registered

	43	78/701,515	26/08/2005	3192095	02/01/2007	Registered

	45	78/701,521	26/08/2005	3192096	02/01/2007	Registered

	44	78/701,519	26/08/2005	3200909	23/01/2007	Registered

	01,02,03,04,05,06 ,07,08,10,12,13,14, 15,17,18,19,20,21,22, 23,24,26,27,28,29,30, 31,32,33,34,36,37,39,40,41	76/130,251	18/09/2000	3574344	17/02/2009	Registered

	16	78/245,829	05/05/2003	3243485	22/05/2007	Registered

	35	78/245,833	05/05/2003	3804860	15/06/2010	Registered

	36	78/245,836	05/05/2003	3804861	15/06/2010	Registered

	38	78/245,837	05/05/2003	3804862	15/06/2010	Registered

	35	78/246,008	05/05/2003	3373727	22/01/2008	Registered

	38	78/246,011	05/05/2003	3373729	22/01/2008	Registered

	35	78/245,849	05/05/2003	3232328	24/04/2007	Registered

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status

	38	78/245,853	05/05/2003	3801161	08/06/2010	Registered

	36	78/245,851	05/05/2003	3804863	15/06/2010	Registered

	09,16,35,36,38,39,41,42	78/184,591	13/11/2002	3576189	17/02/2009	Registered

	09	78/798,405	24/01/2006	3263624	10/07/2007	Registered

	38	78/798,428	24/01/2006	3263625	10/07/2007	Registered

	38	78/581,970	07/03/2005	3070757	21/03/2006	Registered

	42	78/581,973	07/03/2005	3070758	21/03/2006	Registered

	09	78/581,957	07/03/2005	3076299	04/04/2006	Registered

	16	78/581,962	07/03/2005	3076300	04/04/2006	Registered

	28	78/581,967	07/03/2005	3076301	04/04/2006	Registered

	35	78/581,965	07/03/2005	3167542	07/11/2006	Registered

	42	78/282,252	01/08/2003	2912937	21/12/2004	Registered

	09	78/282,241	01/08/2003	2914538	28/12/2004	Registered

	38	78/282,255	01/08/2003	2914540	28/12/2004	Registered

	38	78/223,242	07/03/2003	2939623	12/04/2005	Registered

	38	78/223,240	07/03/2003	2984921	16/08/2005	Registered

	16	76/573,252	30/01/2004	3056828	07/02/2006	Registered

	38	76/573,253	30/01/2004	3056829	07/02/2006	Registered

	36	76/573,616	30/01/2004	3069719	21/03/2006	Registered

	35	76/573,251	30/01/2004	3228969	17/04/2007	Registered

	09	76/573,623	30/01/2004	3403950	01/04/2008	Registered

	42	76/573,620	30/01/2004	3456062	01/07/2008	Registered

	38	77/392,063	08/02/2008	3633797	09/06/2009	Registered

	42	77/392,085	08/02/2008	3633798	09/06/2009	Registered

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status

	16	77/392,000	08/02/2008	3697496	20/11/2009	Registered

	09	77/391,992	08/02/2008	3707386	10/11/2009	Registered

	38	78463630	06/08/2004	3053691	31/01/2006	Registered

	35	78463624	06/08/2004	3122689	01/08/2006	Registered

	36	78463626	06/08/2004	3150486	03/10/2006	Registered

	09	78/463,617	06/08/2004	3495959	02/09/2008	Registered

	16	77/392,218	08/02/2008	3608213	21/04/2009	Registered

	38	77/392,320	08/02/2008	3614612	05/05/2009	Registered

	35	77/392,244	08/02/2008	3668249	18/08/2009	Registered

	09	77/392,203	08/02/2008	3678356	08/09/2009	Registered

	42	77/392,329	08/02/2008	3697497	20/10/2009	Registered

	09	77/427,706	20/03/2008	3756500	09/03/2010	Registered

	38	77/427,807	20/03/2008	3756501	09/03/2010	Registered

	42	77/427,813	20/03/2008	3783216	04/05/2010	Registered
SideKick	16	78/242,853	28/04/2003	2951342	17/05/2005	Registered
SideKick	35	78/242,862	28/04/2003	2951343	17/05/2005	Registered
SideKick	36	78/242,872	28/04/2003	2951344	17/05/2005	Registered
SideKick	38	78/242,874	28/04/2003	2951345	17/05/2005	Registered
SideKick	42	78/242,880	28/04/2003	2969827	19/07/2005	Registered
SideKick	09	78/242,867	28/04/2003	2982858	09/08/2005	Registered
T-Mobile SideKick	38	78/242,987	28/04/2003	2951346	17/05/2005	Registered
T-Mobile SideKick	09	78/242,884	28/04/2003	2975648	26/07/2005	Registered
T-Mobile SideKick	36	78/242,986	28/04/2003	2975650	26/07/2005	Registered
T-Mobile SideKick	16	78/242,890	28/04/2003	3099895	06/06/2006	Registered
T-Mobile USA	09,16,35,36,37,38,41,42	76/350,166	18/12/2001	2889632	28/09/2004	Registered

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status
T-MobileWeb	38	78/615,986	25/04/2005	3146866	19/09/2006	Registered
T-ZONES	41	76/976,000	16/05/2002	2914398	28/12/2004	Registered
T-ZONES	09,16,38,42	76/408,926	10/05/2002	3052012	31/01/2006	Registered
T-ZONES	01	78/698,028	23/08/2005	3164945	31/10/2006	Registered
T-ZONES	02	78/698,031	23/08/2005	3164946	31/10/2006	Registered
T-ZONES	04	78/698,035	23/08/2005	3164947	31/10/2006	Registered
T-ZONES	07	78/698,046	23/08/2005	3164948	31/10/2006	Registered
T-ZONES	10	78/698,052	23/08/2005	3164949	31/10/2006	Registered
T-ZONES	17	78/698,076	23/08/2005	3164950	31/10/2006	Registered
T-ZONES	19	78/698,084	23/08/2005	3164951	31/10/2006	Registered
T-ZONES	24	78/698,119	23/08/2005	3164952	31/10/2006	Registered
T-ZONES	32	78/698,156	23/08/2005	3164953	31/10/2006	Registered
T-ZONES	33	78/698,159	23/08/2005	3164954	31/10/2006	Registered
T-ZONES	34	78/698,163	23/08/2005	3164955	31/10/2006	Registered
T-ZONES	11	78/698,055	23/08/2005	3205233	06/02/2007	Registered
T-ZONES	03	78/698,033	23/08/2005	3365652	08/01/2008	Registered
T-ZONES	05	78/698,038	23/08/2005	3666806	11/08/2009	Registered
Voicestream	42	77/280,315	15/09/2007	3461002	08/07/2008	Registered
Voicestream	38	77/280,318	15/09/2007	3461005	08/07/2008	Registered
Voicestream	35	77/280,321	15/09/2007	3461008	08/07/2008	Registered
Voicestream	16	77/280,325	15/09/2007	3461010	08/07/2008	Registered
Voicestream	09	77/280,326	15/09/2007	3461011	08/07/2008	Registered

Puerto Rico Trademarks

Trademark	Local Classes	Application No.	Application Date	Registration No.	Registration Date	Case Status
	09	62672	23/04/2008			Response to Exam Report filed at IPO

Annex 2 – Domains

t-mobile.com

tmobile.com

t-mobile.us

tmobile.us

t-mobile.pr

tmobile.pr

t-mobile.com.pr

tmobile.com.pr

t-mobilepr.com

t-mobileusa.com

t-mobile.jobs

tmobileusa.biz

t-mobile-usa.biz

tmobile-usa.biz

tmobileusa.com

tmobile-usa.com

tmobileusa.info

t-mobile-usa.info

tmobile-usa.info

tmobileusa.net

tmobile-usa.net

tmobileusa.org

t-mobile-usa.org

tmobile-usa.org

t-mobileusa.mobi

Annex 3 – Principles for Distribution Partner Agreements

(1)	The Licensee is permitted to grant to a distributor (“Distributor”) a non-exclusive, non-transferable and non-sub-licensable license for the offering and selling of the Licensed Products and Licensed Services provided by the Licensee.

For the avoidance of doubt, the Distributor must not use the Designations as the Distributor’s company name, as any other business name for the Distributor, as an internet domain for the Distributor or as a component of the Distributor’s company name, or as any other business name or internet domain of the Distributor. In particular, the Distributor is not allowed to label sales products with the Designations.

(2)	Any sub-license granted to a Distributor has to be subject to the following conditions:

(a)	Distributor has to use the Designations only in their registered form and in accordance with the Utilization Regulations as provided for in Annex 4 of this Agreement.

(b)	Any use of the Designations by the Distributor qualifies as a use by DT for the purpose of acquiring or maintaining trademark rights or other rights to these Designations.

(c)	The Licensee assumes no liability and provides no warranty that the use of the Designations does not violate third-party rights. The Distributor shall indemnify, defend and hold harmless the Licensee and DT from any and all any third-party claims that are caused by the Distributor’s use of the Designations.

(d)	Maintaining and defending the Designations shall be the exclusive domain of DT.

(e)	The Distributor is not allowed to have the Designations registered as a trademark, as a company name, as an Internet domain, or as a component thereof.

(f)	The Distributor authorises DT as third-party beneficiary to enforce all claims of the Licensee against the Distributor.

(g)	The Distributor shall only use the Designations conforming to the highest quality and professional standards relevant in the Territory and having at least the same quality as the premium global providers of wireless telecommunication, broadband and information services. The Distributor acknowledges that DT is entitled to issue quality guidelines specifying such quality and professional standards. Such quality guidelines shall become binding on the Distributor 30 days after receipt of such guidelines in writing or in text form, including fax and e-mail.

(h)	If the Distributor should learn that a third party uses the Designations and/or applies for their registration as a trademark, company name or Internet domain, it is obliged to inform DT immediately.

(i)	The Licensee is entitled to terminate the Distribution Partner Agreement (insofar as the license provisions are concerned) at any time for good cause if the Distributor violates any of the above obligations or commits an act or omission that would entitle DT to terminate the License Agreement.

(j)	If the Distribution Partner Agreement is terminated, the Distributor shall no longer be entitled to utilize the Designations.

Annex 4 – Utilization Regulations

The utilization regulations of DT, as valid at the time the Agreement is signed, are set forth as follows:

•	Guideline Basic Elements

•	Guideline Product Labelling

•	Guideline Device Packaging

•	Guideline Product Design

•	Guideline Electronic Media

•	Guideline Print Media

•	Guideline Forms

•	Guideline Giveaways

•	Guideline Literature

•	Guideline Distribution

•	Guideline Corporate Fashion

•	Guideline Shops

•	Guideline Co-operation Partners

•	Picture Tool

•	Brand Wizard

•	Brand Fit

A CD-ROM with utilization regulations will be delivered to the Licensee. Further guidelines are accessible for the Licensee under www.branddesign.telekom.com.

Annex 5 – Approval Tool (available at https://ci-approval.telekom.de)

APPROVAL PROCESS

Brand Design Support
If necessary: Involvement of Approval Manager (local)
Approval / Recjection
Escalation
Q3
Q4
Q1
Q2
GUIDELINES
Revision/ Approval
Approval Manager
APPROVAL MANAGEMENT TOOL
https://ci-approval.telekom.com
Detailed project information
Which guidelines or toolbox?
1. Does the activity concern one of our brand's strategic business areas (energy/home, healthcare, automotive)?
2. Does the activity feature a "highlight product" in a special way/campaign?
3. Will the activity be limited in time and reach (e.g. an event)?
4. Does the activity use exclusive media to target a specific group?
Project Manager
Upload
GBM-BRM
Brand Design Support
If necessary: Involvement of Evolutionary (Agency)
Q3
Q4
Q1
Q2
TOOLBOX
Revision/ Approval
Agency Partner
Escalation
Approval / Rejection

LIFE IS FOR SHARING.

Annex 6 – Pre-approved Co-Branding

DT approves the following combined use of the Licensee’s Own Designations with the licensed Designations:

Annex 7 – Examples of combined Usage of Licensee’s Company Name and Licensee’s Own Designations

1. Examples for which no License Fee is payable

a)	The name “T-Mobile USA, Inc.” is used in plain text, without logos or graphical elements and without being set off by font size, font type or color in a legal disclaimer

b)	The name “T-Mobile USA, Inc.” is used in plain text, without logos or graphical elements and without being set off by font size, font type or color in a contract

c)	The name “T-Mobile USA, Inc.” is used in plain text, without logos or graphical elements and without being set off by font size, font type or color in general terms and conditions

d)	The abbreviated term “T-Mobile” is used as plain text, without logos or graphical elements and without being set off by font size, font type or color as a defined term for the legal entity T-Mobile USA, Inc. or any of its subsidiaries in a contract, advertisement or other statement

e)	The name of an entity uses “T-Mobile”, such as “T-Mobile USA, Inc.” in plain text, without logos or graphical elements and without being set off by font size, font type or color

f)	In print articles or statements as plain text, without logos or graphical elements and without being set off by font size, font type or color as a defined term for the legal entity T-Mobile USA, Inc. where the primary purpose of the article or statement is not advertisement

2. Examples for with the License Fee is payable

a)	The Designation “T-Mobile”, “T” or any other Designation is used in bold letters or is otherwise set off by font size, font type, or color in an advertisement, including the legal disclaimer

b)	The Designation “T-Mobile”, “T” or any other Designation is used as a logo in an advertisement

c)	The advertisement contains the statement “powered by T-Mobile”, “brought to you by T-Mobile”, “powered by T” or a similar statement containing a Designation

d)	A Designation is displayed on a product packaging or in the instructions of use

e)	A Designation is displayed on the letterhead or in any other communication in connection with the purchase of a product, e.g. in an invoice and not purely as a designation of the name of the company